Exhibit 99.2

Investor Presentation DECEMBER 2021

2 2 This confidential investor presentation (this “Presentation”) is for informational purposes only to assist interested parties in making their own evaluation with respect to an investment in connection with the proposed business combination (the “Business C ombination”) between CC Neuberger Principal Holdings II (“SPAC”) and Griffey Global Holdings, Inc. (together with its subsidiaries, the “Company”). The information contained herein doe s not purport to be all - inclusive and none of SPAC, the Company or their respective representatives or aﬃliates makes any repres entation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Presentation. Neither the Company nor SPAC has verified, or wil l verify, any part of this Presentation. The recipient should make its own independent investigations and analyses of the Com pan y and its own assessment of all information and material provided, or made available, by the Company, SPAC or any of their respective directors, officers, employees, affiliates, agen ts, advisors or representatives. This Presentation is not intended to form the basis of any investment decision and there can be no assurance that any transac tio n will be undertaken or completed in whole or in part. The delivery of this Presentation shall not be taken as any form of co mmi tment on the part of SPAC, the Company or its shareholders to proceed with a transaction, and no offers will subject SPAC, the Company or its shareholders to any contractual obligation s b efore definitive documentation has been executed. SPAC and the Company reserve the right at any time without prior notice and wi thout any liability to (i) negotiate with one or more prospective investors in accordance with any timetable and on any terms that SPAC or the Company may decide, (ii) provide dif fer ent information or access to information to different prospective investors, (iii) enter into definitive documentation and (i v) terminate the process, including any negotiations with any prospective investor without giving any reasons therefor. This Presentation does not constitute (i) a solicitation of a proxy , c onsent or authorization with respect to any securities or in respect of the proposed Business Combination or (ii) an offer to se ll, a solicitation of an offer to buy or a recommendation to purchase any security of SPAC, the Company or any of their respective affiliates. No such offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption there fro m. You should not construe the contents of this Presentation as legal, tax, accounting or investment advice or a recommendation. You should consult your own counsel and tax and ﬁnancial advisors as to legal and related matters concerning the matters described herein, and, by accepting this Presentatio n, you conﬁrm that you are not relying upon the information contained herein to make any decision. The distribution of this Presentation may also be restricted by law and persons into whose possession this Presentation comes sh ould inform themselves about and observe any such restrictions. The recipient acknowledges that it is (a) aware that the Unit ed States securities laws prohibit any person who has material, non - public information concerning a company from purchasing or selling securities of such company or from communicatin g such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely t o p urchase or sell such securities, and (b) familiar with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchang e A ct"), and that the recipient will neither use, nor cause any third party to use, this Presentation or any information contain ed herein in contravention of the Exchange Act, including, without limitation, Rule 10b - 5 thereunder. This Presentation and information contained herein constitutes conﬁdential information and is provided to you on the conditio n t hat you agree that you will hold it in strict conﬁdence and not reproduce, disclose, forward or distribute it in whole or in par t without the prior written consent of SPAC and the Company and is intended for the recipient hereof only. By accepting this Presentation, the recipient agrees (a) to maintain the confidential ity of all information that is contained in this Presentation and not already in the public domain and (b) to return or destroy a ll copies of this Presentation or portions thereof in its possession upon request. Forward Looking Statements Certain statements in this Presentation may be considered forward - looking statements. Forward - looking statements generally relat e to future events or SPAC’s or the Company’s future ﬁnancial or operating performance. For example, statements regarding ant ici pated growth in the industry in which the Company operates and anticipated growth in demand for the Company’s products, projections of the Company’s future ﬁnancial results, i ncl uding future Revenue and Adjusted EBITDA, possible growth opportunities for the Company and other metrics are forward - looking st atements. In some cases, you can identify forward - looking statements by terminology such as “pro forma,” “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “str ive ,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue ,” or the negatives of these terms or variations of them or similar terminology. Such forward - looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward - looking statements. These forward - looking statements are based upon estimates and assumptions that, while considered reasonable by SPAC and its mana gement, and the Company and its management, as the case may be, are inherently uncertain and are inherently subject to risks var iability and contingencies, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from current expectations include, b ut are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of ne gotiations and any subsequent definitive agreements with respect to the Business Combination; (2) the outcome of any legal proceedings that may be instituted against SPAC, the combin ed company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (3) the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of SPAC, to obtain financing to complete the Business Combination o r t o satisfy other conditions to closing; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (5) the ability to meet stock exchange listing stan dar ds following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Busin ess Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manag e growth profitably, maintain key relationships and retain its management and key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or reg ula tions; (10) the possibility that the Company or the combined company may be adversely affected by other economic, business, a nd/ or competitive factors; (11) the Company’s estimates of expenses and profitability; and (12) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Caut ion ary Note Regarding Forward - Looking Statements” in SPAC’s final prospectus relating to its initial public offering dated July 30, 2020 or in other documents filed by SPAC with the SEC and the “Risk Factors” section included in the Appendix to this Presentation. There may be additional risks that neither SPAC nor the Co mpany presently know or that SPAC and the Company currently believe are immaterial that could also cause actual results to di ffe r from those contained in the forward - looking statements. Nothing in this Presentation should be regarded as a representation by any person that the forward - looking statements set forth herein will be achieved or that any of the contemplated results of such forward - looking statements will be achieved. You should not place undue reliance on forward - looking statements, which speak only as of the date they are made. Neither SPAC nor the Company undertakes any duty to update or revise these for war d - looking statements or to inform the recipient of any matters of which any of them becomes aware of which may affect any matte r referred to in this Presentation. The Company and SPAC disclaim any and all liability for any loss or damage (whether foreseeable or not) suffered or incurred by any person or entity as a result of anything contained or omitted from this Presentation and such liability is expressly disc lai med. The recipient agrees that it shall not seek to sue or otherwise hold the Company, SPAC or any of their respective directors, officers, employees, affiliates, agents, advisors or r epr esentatives liable in any respect for the provision of this Presentation, the information contained in this Presentation, or the omission of any information from this Presentation. Only those particular representations and warranties of the Company or SPAC made in a definitive written agreement regarding the transac tio n (which will not contain any representation or warranty relating to this Presentation) when and if executed, and subject to suc h limitations and restrictions as specified therein, shall have any legal effect. Non - GAAP Financial Measures This Presentation includes projections of certain financial measures not presented in accordance with generally accepted acco unt ing principles (“GAAP”) including, but not limited to, EBITDA, EBITDA Margin, Adjusted EBITDA and Gross profit, and certain r ati os and other metrics derived therefrom. These non - GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significa nt in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolati on or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Company’s pr ese ntation of these measures may not be comparable to similarly - titled measures used by other companies. The Company believes these non - GAAP measures of financial results provide useful information to management and investors regardi ng certain financial and business trends relating to the Company’s financial condition and results of operations. The Company be lieves that the use of these non - GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in compar ing the Company’s financial measures with other similar companies, many of which present similar non - GAAP financial measures to inv estors. These non - GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded o r i ncluded in determining these non - GAAP financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded f rom these projected measures, together with some of the excluded information not being ascertainable or accessible, the Company i s unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward - looking non - GAAP financial measures is inclu ded. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results. Disclaimer

Disclaimer (Cont'd)

Financial Information

The historical financial information regarding Getty Images, Inc. contained in this Presentation has been taken from or prepared based on historical financial statements of Getty Images, Inc.. These historical financial statements provided have only been reviewed under private company standards and have not undergone a public company audit. Updating for public company disclosure requirements will likely include changes to the classification & disclosure of preferred stock, derivative instruments and foreign currency, as well as other adjustments resulting from the public company audit. An audit of the Company's consolidated financial statements in accordance with the requirements of the Public Company Accounting Oversight Board ("PCAOB") is in process and such financial statements will be included in the registration statement/proxy statement related to the Business Combination. Accordingly, the historical financial information included herein should be considered preliminary and subject to adjustment in connection with the completion of the PCAOB audit. The Company's results and financial condition as reflected in the financial statements included in the registration statement/proxy statement may be adjusted or presented differently from the historical financial information included herein, and the differences could be material.

Use of Projections

This Presentation contains financial forecasts with respect to the Company's projected financial results, including Revenue growth and EBITDA Margin, for the Company's fiscal years 2021 through 2022. The Company's independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this Presentation, and accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purpose of this Presentation. These projections should not be relied upon as being necessarily indicative of future results. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this Presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Industry and Market Data

This presentation also contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other data about the Company's industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions, and estimates of the future performance of the markets in which the Company operates are necessarily subject to a high degree of uncertainty and risk.

Trademarks

This Presentation contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. The Company's use thereof does not imply an affiliation with, or endorsement by, the owners of such trademarks, service marks, trade names and copyrights. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this Presentation may be listed without the TM, SM © or ® symbols, but the Company will assert, to the fullest extent under applicable law, the rights of the applicable owners to these trademarks, service marks, trade names and copyrights.

For a description of the risks associated with an investment in the Company, including with respect to its business and operations, we refer you to the "Risk Factors" section in the Appendix to this Presentation.

Additional Information

In connection with the proposed Business Combination, the parties intend to file with the SEC a registration statement on Form S-4 containing a preliminary proxy statement of SPAC and a preliminary prospectus of the combined company, and after the registration statement is declared effective, SPAC will mail a definitive proxy statement/prospectus relating to the proposed Business Combination to its shareholders. This Presentation does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. SPAC's shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed Business Combination, as these materials will contain important information about SPAC, the Company and the Business Combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed Business Combination will be mailed to shareholders of SPAC as of a record date to be established for voting on the proposed Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC's website at www.sec.gov, or by directing a request to: CC Neuberger Principal Holdings II, 200 Park Avenue, 58th Floor, New York, New York 10166 (phone: (212) 355-5515).

Participants in the Solicitation

SPAC and its directors and executive officers may be deemed participants in the solicitation of proxies from SPAC's shareholders with respect to the proposed Business Combination. A list of the names of those directors and executive officers and a description of their interests in SPAC is contained in SPAC's final prospectus related to its initial public offering dated July 30, 2020, which was filed with the SEC and is available free of charge at the SEC's web site at www.sec.gov, or by directing a request to CC Neuberger Principal Holdings II, 200 Park Avenue, 58th Floor, New York, New York 10166 (phone: (212) 355-5515). Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed Business Combination when available.

The Company and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of SPAC in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the proxy statement for the proposed Business Combination when available.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company and SPAC reserve the right to negotiate with one or more parties and to enter into a definitive agreement relating to the transaction at any time and without prior notice to the recipient or any other person or entity. The Company and SPAC also reserve the right, at any time and without prior notice and without assigning any reason therefor, (i) to terminate the further participation by the recipient or any other person or entity in the consideration of, and proposed process relating to, the transaction, (ii) to modify any of the rules or procedures relating to such consideration and proposed process and (iii) to terminate entirely such consideration and proposed process. No representation or warranty (whether express or implied) has been made by the Company, the SPAC or any of their respective directors, officers, employees, affiliates, agents, advisors or representatives with respect to the proposed process or the manner in which the proposed process is conducted, and the recipient disclaims any such representation or warranty. The recipient acknowledges that the Company, SPAC and their respective directors, officers, employees, affiliates, agents, advisors or representatives are under no obligation to accept any offer or proposal by any person or entity regarding the transaction. None of the Company, SPAC or any of their respective directors, officers, employees, affiliates, agents, advisors or representatives has any legal, fiduciary or other duty to any recipient with respect to the manner in which the proposed process is conducted.

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3

Today's Participants

CC Neuberger Principal Holdings II



Chinh Chu

Founder & CEO

- *31 years of investment and private equity experience, including 25 years at Blackstone*



Charles Kantor

Director

- *28 years of public market investing experience, including 20 years at Neuberger Berman*



Douglas Newton

EVP, Corporate Development

- *17 years of investment and private equity experience, including co-founding The WindAcre Partnership*

Getty Images



Craig Peters

CEO

- *15 years of experience at Getty Images, prior leadership roles at WireImage, Fox Sports Interactive, PGA TOUR*



Milena Alberti-Perez

CFO

- *20 years of experience in media and finance, prior CFO of MediaMath and Penguin Random House*



Jennifer Leyden

SVP, Investor Relations and Finance

- *5 years of experience at Getty Images, former CFO at Physique 57 and Senior Director of Finance at Sony Music*

4

Investment Highlights

1 Strong Competitive Differentiation

- Blue-chip company with scarcity value
- Highest quality, exclusive content library, including partnerships with leading media, entertainment and sports properties to serve diverse enterprise, SMB, and prosumer customer base
- Marketplace with strong network effects across content creators and consumers
- Proprietary search and AI / ML technologies drive superior content platform

~45%
Subscription Revenue[1]

~70%
Exclusive Content Revenue[1]

749k+
Total Purchasing Customers[1]

50+
Premium Partners[1] + Exclusive Rights Access

2 Accelerating Tailwinds in an Attractive Industry

- Accelerating demand for visual and digital content with significant and growing white space
- Digital advertising investment tracks content consumption growth, catalyzed by video
- Rapid acceleration in digital media consumption and proliferation of social media and the "creator economy" = extensive long-tail opportunity

$12bn+
Digital Content TAM[2]

$60bn+
Digital Video Ad Spend[3]

3 Compelling Entry Valuation

- Attractive intrinsic valuation
  - Entry at mid-single digit PF FCF yield with mid to high single digit plus organic revenue growth and high incremental margins, low capital intensity and substantial upside opportunities
- Attractive entry valuation relative to peers offers substantial upside
  - 5x - 7x discount to peers on an EV / Adj. EBITDA basis

CY2022E EV / Adj. EBITDA[4]



15x[6]
20x
22x
gettyimages
shutterstock
Broader Peers[5]

4 Significant Value Creation Opportunity

- Deep Sponsor experience and expertise in building and scaling data and content driven businesses and will collaboratively work with management to seamlessly execute on a substantial value creation opportunity
- Accelerate revenue growth by executing and capitalizing on opportunities such as increasing subscription revenue, a growing corporate customer segment, and compelling future / existing upsell opportunities (e.g. Video)
- Increased focus on AI/ML and data-driven initiatives to drive significant improvement in customer acquisition & marketing ROI, to pursue the cutting edge in image/video tagging, and to optimize search capabilities
- Foundation for future growth through exclusive partnerships, strategic M&A, new product offerings and continued international expansion
- Significant upside opportunity in NFTs given Getty's unique and comprehensive content library gettyimages

[1] Subscription Revenue as of 1H'21. Total Purchasing Customers for LTM Q2'21. Exclusive Content Revenue as of LTM Q2'21. Premium Partners as of June 30, 2021. [2] InsightSlice, November 2020. 2020 TAM extrapolated based on $11bn TAM estimate for 2019, with a 12% growth rate applied based on '19-'30 CAGR of 12% [3] PubMatic 2020 Global Digital Ad Trends (2020). [4] Company filings and FactSet as of 12/8/2021. [5] Broader peers includes median of: Etsy, GoDaddy, Adobe, Avid Technology, Wix, Squarespace, Universal Music Group, Warner Music Group and The New York Times. [6] Based on midpoint of guidance for 2022E Adj. EBITDA. Please see appendix for a reconciliation of non-GAAP measures.

5

Significant Value Creation Opportunity

1 Attractive Subscription Business Model

- ✓ Accelerate recurring growth momentum
- ✓ Further penetrate and expand enterprise subscriptions and unlock significant future upside

2 Corporate Customer Opportunity

- ✓ Drive go-to-market strategy to fuel continued momentum in penetration and spend across corporate customers
- ✓ Continue expansion across large addressable customer white space

3 Video Upsell Opportunity

- ✓ Capture compelling video upsell potential driven by customer demand and product innovation
- ✓ Grow high-value video customer base with substantial remaining headroom for expansion

4 Superior Marketing ROI

- ✓ Unlock revenue upside from additional high-ROI marketing investment
- ✓ Address international white space

5 AI / ML & Data Analytics

- ✓ Enhance market leadership position through continuous growth in content and innovation, powered by scaled & proprietary data
- ✓ Leverage sponsor experience in AI / ML to enhance data-driven organizational focus

6 Partnerships, M&A and NFTs

- ✓ Pursue several actionable levers to achieve further revenue growth upside (e.g. exclusive partnerships, strategic M&A, new product offerings, geographic expansion and NFTs)

gettyimages

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Transaction Overview

- Enterprise value of $4.8 billion, 15.2x FY 2022E Adj. EBITDA based on guidance midpoint of $315 million[1 5]
- Existing Getty stockholders (other than Koch Equity Development ("KED")) will roll 100% of their existing stake and own (with KED) approximately 63% of the pro forma company, with an additional 65 million earn-out shares of the pro forma company to be issued subject to certain vesting conditions (with one-third vesting at $12.50, one-third vesting at $15.00 and one-third vesting at $17.50)
- KED will equitize $150 million of preferred equity into 15 million common shares
- 20% of the existing founder shares will be subject to certain vesting conditions, with half vesting at $12.50 and half vesting at $15.00
- $225 million PIPE consisting of $100 million from the CCNB2 sponsor, $50 million from the Getty family, and $75 million from Multiply Group
- Transaction expected to close in H1'22

Cash Sources and Uses

($ in millions)

Transaction Sources	Amount
CCNB2 Cash in Trust[2]	$828
CCNB2 FPA	200
PIPE Investors	225
Balance Sheet Cash	199
Total Sources	**$1,452**

Transaction Uses	Amount
Existing Debt Paydown	$651
KED Preferred Paydown[6]	589
Cash to Balance Sheet	100
Transaction Expenses[3]	112
Total Uses	**$1,452**

Pro Forma Valuation and Ownership

(Shares and $ in millions)

Pro Forma Shares Outstanding[7]	378.1
Share Price	$10.00
PF Equity Value	**$3,781**
(+) PF Debt	$1,119
(−) PF Cash	(100)
PF Enterprise Value	**$4,800**
PF EV / 2022E Adj. EBITDA[4 5]	**15.2x**
PF EV / 2022E Revenue[4]	**5.0x**
PF Net Debt / 2022E Adj. EBITDA[4 5]	**3.2x**



Sponsor (8%)[9]
Institutional PIPE (2%)[10]
SPAC FPA Investors (5%)
SPAC Investors (22%)
Existing Getty Stockholders[7 8] (63%)

Note: All balance sheet items reflect estimates for 3/31/2022. Anticipated close in H1'22. Assumes no redemptions. Sharecount includes 232.3 million rollover shares (including 15.0 million common shares from KED preferred equitization shares and rollover vested options on a post-exercise basis, assuming net exercise at a $10.00 share price and excluding any Getty PIPE shares), 82.8 million CCNB2 SPAC shares, 20.0 million FPA shares, 22.5 million PIPE shares and 20.6 million CCNB2 (excluding any sponsor PIPE shares) founder shares. Sharecount excludes 65.0 million seller earn-out shares, 5.14 million founder earn-out shares and 43.0 million warrants with a strike price of $11.50. Figures do not reflect impact from RSUs, warrants, or unvested and future management options. [1] Includes ~$9mm of public company costs (BOD, D&O, additional headcount and audit and professional fees). [2] Assumes no redemptions from CCNB2 Trust Account. [3] Includes SPAC deferred underwriting fee, and estimated Getty Images & CCNB2 transaction costs. [4] Based on midpoint of guidance range for FY 2022E Revenue and Adj. EBITDA. [5] Please see appendix for a reconciliation of non-GAAP measures. [6] Estimated value as of 3/31/2022, inclusive of fees related to early repayment. [7] Includes rollover vested options on a post-exercise basis, assuming net exercise at a $10.00 share price. Does not include unvested rollover options. [8] Includes 5.0 million PIPE shares related to $50 million PIPE investment from the Getty family. [9] Includes sponsor shares and 10.0 million PIPE shares related to $100 million PIPE investment from the CCNB2 sponsor. [10] Reflects 7.5 million PIPE shares related to $75 million PIPE investment from Multiply Group.

7

1 Business Overview 8 1

9 Our Mission: Move the world with images Our Culture and Values: We are trustworthy, transparent, and honest We always raise the bar We collectively bring solutions We care, are kind, courteous, and respectful We reject biased behavior and discrimination We are inclusive of different voices, perspectives, and experiences We are one Getty Images with no silos We deliver on our commitments and commercial goals We put the customer at the heart of everything we do 9

Preeminent Global Content Creator and Marketplace

CONTENT CONSUMERS

200+
Countries & Territories

2.3bn+
Searches / Year

~45%
FY'21E Subscription Revenue

420k+
New Customers / Year[1]

gettyimages®

CONTENT CREATORS

250+
Content Partners

450k+
Contributors

79k+
Exclusive Contributors

100+
Staff Photographers and Videographers

Scalable Global Platform

Best-In-Class Technology, Unified, and Extensible

469mm+ Digital Assets	Cloud-Based	400+ Tech Staff	Proprietary Data Innovation Engine	400+ API Integrations[2]	18 Languages[3] 24 Currencies

Note: All data based on Getty Images and iStock as of Q3 2021, excluding Unsplash.
[1] New Customers / Year based on LTM 1H'21. [2] The number of API integrations, inclusive of Unsplash, exceeds 16k. [3] gi.com is currently in 12 languages.

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10

11 Craig Peters Chief Executive Officer Andy Saunders SVP, Creative Content Ken Mainardis SVP, Global Head of Content 30 Years with Getty Images 17 Years with Getty Images Lizanne Vaughan Chief People Officer 15 Years with Getty Images Founded Unsplash in 2017 with Broad Experience in Media and Entrepreneurship Mikael Cho Co - Founder & CEO of Unsplash Peter Orlowsky SVP, Strategic Development 27 Years with Getty Images Kjelti Kellough General Counsel 12 Years with Getty Images 10 Years with Getty Images Grant Farhall Chief Product Officer 4 Years with Getty Images. Previously with Fresh Direct, Amazon and Time Gene Foca Chief Marketing Officer Nate Gandert Chief Technology Officer 13 Years with Getty Images Jennifer Leyden SVP, Investor Relations and Finance 5 Years with Getty Images Milena Alberti - Perez Chief Financial Officer Joined in 2021. Prior CFO at Media Math and Penguin Random House Experienced and Proven Management Team 11 15 Years of Experience at Getty Images with Broader Experience in Media, Sports, and Technology

The Getty Images Business at a Glance

Leading Content Creator and Marketplace

- **Comprehensive product offering** across the **entire value spectrum**
- **Premium library** underpinned by **exclusive content**
- Search business with **built-in feedback loop**
- **Trusted long-term relationships** with enterprise-level customers

$910mm FY'21E Revenue	**~73%** FY'21E Gross Margin	**~32%** FY'21E Adj. EBITDA Margin[4]	**~45%** FY'21E Subscription Revenue
~2.3bn+ Searches Per Year	**>50%** Revenue Derived from Pre-2019 Images[2]	**469mm+** Total Assets	**420k+** New Customers per Year[5]
16,000+ API Integrations[1]	**~70%** Exclusive Content Revenue[3]	**79k+** Exclusive Contributors	**100+** Staff Photographers and Videographers

Note: Note: Searches, Visitors, Assets, Contributors, and Staff data for Getty Inc. are annualized as of Q3'21, excluding Unsplash.
[1] Pro forma for Unsplash acquisition, which closed April 1, 2021.
[2] Based on 1H'21 revenue.
[3] Exclusive Content Revenue as of LTM Q2'21
[4] Please see appendix for a reconciliation of non-GAAP measures.
[5] New Customers per Year based on LTM 1H'21.

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12

1 Company Highlights 13 2

14 14 Company Highlights Vast Demand for Visual Content with Significant Whitespace 1 2 Compelling Value Proposition to Clients 3 Premium Content Offering Across Creative and Editorial 4 Growing Customer Subscription Focus 5 Reinvigorated Go - To - Market Strategy Bolstered by Improved Marketing Deployment and Accelerated ROI 14

15 1 Overview of Market Opportunity 15 1 Third Party Consultant Study, October 2021. 2020 TAM figure includes North America, EMEA and ROW. 2 InsightSlice , November 2020. 3 Statista Digital Advertising Spending in the U.S. 2019 - 2024, as of May 21, 2021. 4 PubMatic 2020 Global Digital Ad Trends (2020). 5 Over the Top (OTT) Market - Growth, Trends, and Forecasts (2020 - 2025), Research and Markets – October 2020. 6 Clutch, March 2018. 7 Global Trends in Creative In - housing, World Federation of Advertisers, September 2020. 8 Signalfire , eMarketer . Global Visual Content Production $60bn in digital video ad spend projected to grow to $111bn by 2024 4 $100bn OTT market expected to reach $194bn in 2025 (14% CAGR) 5 Global Creative Economy Global Digital Content Market ‘19 to ‘30 CAGR of 12% 2 16% US Digital Advertising Investment CAGR ‘20 - ’24 3 Global Pre - Shot Image and Video TAM $10.6 Billion 1 ‘21 to ‘26 CAGR of ~6 - 7% 1 61% Of Small Businesses Invest in Social Media Marketing 6 74% Of In - House Creative Teams were Created in the Last 5 Years 7 ~47mm Amateur and ~2mm Professional Creators 8 Compelling Opportunity Supported by Growing Corporate Segment and Content Creation Economy

2 Compelling Value Proposition to Clients



~51%[1]

Corporations

Advertising & social media
Sales materials & product presentation
Company website & content
Internal communications



~29%[1]

Media

Movies, television, and online videos
Photo galleries & sets
Articles & books
Learning & other related content



~20%[1]

Agencies

Advertising campaigns
Political campaigns
Public relations
Sponsorship and endorsements

gettyimages

Creativity and Innovation	***Simple and scaled access to high-quality visuals and talent, plus easy customization / optimization across projects***
Cost Efficiency	***Significantly reduced investment, environmental impact, and administrative burden relative to in-house / third-party creation***
Convenience	***Best-in-class, scaled infrastructure offering customers a one-stop shop for instant content access and maneuverability***
Reduced Risk	***Avoidance of production / access risks, authenticity / copyright risks, and commercial release risks across jurisdictions***

gettyimages

[1] *Denotes percentage of 2020 revenue.*

16

3 Comprehensive Product Offering Across the Value Spectrum

Customers: Enterprise / SMB / Long-tail

Offering: Affordable → Premium

gettyimages

- **Premium creative and editorial content,** including video, offered mainly to **Enterprises**
- **Preeminent Editorial offering** with 50+ premium content partners[1], a comprehensive archive, and a dedicated team of 300+[2]
- Premium Access plans offering frictionless access across **all content in one subscription**

iStock. by Getty Images

- **Budget-conscious** creative stills and video across basic to premium plans and various credit packs
- Customers are primarily **self-serve small and medium-sized businesses ("SMBs")**
- **Unique among competition** with extensive **exclusive content**

Unsplash

- Expansive **free stock photo collections** targeted to **high-growth prosumers and semi-professional creators**
- Significant and geographically diverse site traffic
- **Deep API integrations** across ~15,000[3] creative services and platforms



Note: Getty Images acquired Unsplash on 4/1/21.
[1] As of June 30, 2021.
[2] As of Q3 2021.
[3] As of Q2 2021.

gettyimages
17

3 Exclusive and Differentiated Content Well-Positioned Across All Segments

Creative

***~66% of Revenue** (~43% Annual Subscription)*

Unique Exclusive Content With **150mm+** Commercially Released Royalty Free Digital Assets

Active vs. Passive Approach

60+

Global Creative Team Members Work Closely with Exclusive Contributors

Investment in Proprietary Research through Exclusive Partnerships

AARP · LEAN IN · NDLA · #UNSTEREOTYPE ALLIANCE · glaad

Differentiated Content with Disproportionate Returns

~70%[1]

Revenue from Exclusive Content

75K+ Exclusive Contributors and Content Partners

Discovery · Walt Disney · Universal · Globo · Sony Pictures

Editorial

***~33% of Revenue** (~54% Annual Subscription)*

Global Scope and Scale Across **160k+[2]** News, Sport and Entertainment Events Annually, **150mm+** Rights Managed Digital Assets and **135mm+[3] Archive** Images

Award-Winning Specialists

100+[3]

Staff Photographers and Videographers

Deep Expertise and Capabilities

300+[3]

Dedicated Editorial Staff

50+ Premium Content Partners[3]

Disney · ITN · sky news · BBC · CBS · AFP · Bloomberg · NBC Universal

Exclusive Rights and Access

MLB · Olympics · FIFA · NASCAR · F1 · FC Barcelona · NHL · NBA · PGA Tour

Note: All data based on FY 2020, unless otherwise noted. Revenue split percentages do not add up to 100% due to rounding and Other Revenue, which accounts for ~2% of total revenue excluding discontinued products, and which is not shown above.

[1] Exclusive Content Revenue as of LTM Q2'21.

[2] Based on pre-covid 2019

[3] Data as of May 31, 2021.

gettyimages 18

19 Annual Subscription Revenue 1 1 Represents annual subscription product revenue as a percentage of total revenue (excluding discontinued products). 2 Based on annual subscriber retention for LTM Q3’21. Note retention is calculated based on LTM vs NTM booked revenue. For example, LTM Q3’21 retention represents LTM Q3’21 booked re venue vs. LTM Q3’20 booked revenue. Historically Strong Retention Complete Range of Subscription Products Growing Customer Subscription Focus 4 Comprehensiveness of Offering 19 ~ 29% ~ 36% ~ 46% ~ 60% FY15A FY17A FY20A Long Term Run-Rate ~ 102% 2 By Revenue LTM Q3’21

5 Efficient New Customer Acquisition Powering High-ROI Growth

Significant acceleration in acquisition engine efficiency

Metric	FY2019	Change	H1'21
New customers per million dollars of digital marketing spend	~6,000 (FY2019[3])	+60%	~10,000
New customer revenue for every dollar of digital marketing spend[1]	~1.0x (FY2019[3])	+40%	~1.4x
Customer acquisition cost (CAC)[2]	~$160	~35% decline	~$105

Strong brands and SEO positioning

Data-driven intelligence powering optimization

Increased presence and monetization of free offerings

Expanded geographic deployment

[1] Represents new customer revenue divided by digital marketing spend for the respective periods.
[2] Customer Acquisition Cost (CAC) defined as Total Digital Marketing Spend divided by Total Customers Acquired in the period.
[3] 2019 figures include discontinued products.

20

3 Value Creation Opportunity 21

Capturing Growth in the Corporate Segment

Compelling Growth Opportunity

- Drive corporate penetration and higher ARPU
- Leverage growing insourcing of corporate creative work

Penetration of Top 3,000 Global Corporations[1]



5%
45%
50%
Customer w/ Revenue >$50k p.a.
Customer w/ Revenue <$50k p.a.
No Direct Relationship

Management Unlocking Value

- Alignment of sales force and marketing
- Positioned to win new logos and cross-sell
- Customer service focused to drive customer conversion and loyalty
- Custom Content driving high ARPU

Sales Force Optimization

- Incentive structure to target corporate customers and cross-sell
- Continually improving sales force efficiency

Note: ARPU defined as Average Revenue per Customer.
[1] Top 3000 global corporations based on media spend from MediaRadar (April 2021) and internal 2020 Getty Images global spend by OID.

gettyimages 22

Capitalizing on Secular Tailwinds in Video

Increased Video Demand and Cross Promotion on Website Experiences

Expanded Sales Emphasis Across Production Segment

Continued Investment In...

- ✓ *Image Partners*
- ✓ *Owned Editorial*
- ✓ *User Generated Content*

Attractive Customer Trends…

- ✓ *Higher Consumption*
- ✓ *Higher Spend Patterns*
- ✓ *Quality of Underlying Customer Profile*

Significant Room for Growth



Customers Licensing Video
100%
100%
~20%
~7%
gettyimages
iStock.



+25%
YTD Q3'21 YoY Growth

Music integrated into subscriptions providing additional value and upsell opportunity

Note: Video penetration data as of Q2 2021.

23

Video Penetration Leading to Positive Customer Outcomes

Significant Video Opportunity Driven by Product Innovation and Strong Customer Demand for Video Content Results in Increasingly Attractive Penetration, Utilization and Spend Patterns

iStock Video Editor and Premium Plus Video subscription introduced in 2021 to meet growing video demand

First-time video customers spend more after their first video purchase

First purchase video customers increasingly grow spend in subsequent year



% of New Customers Consuming Video
+1.8x increase
5%
10%
2014
1H'21
% of New Customer Total Revenue from Users of Video[1]
+2.2x increase
22%
48%
2014
1H'21
% Growth in Spend After First Video Purchase[2]
55%
88%
2014
2020
% Mix of Existing Customer Growers/Decliners After First Video Purchase
66%
34%
75%
25%
2014
2020
Flat / Decliners
Growers

[1] Calculated based on total revenue from new customers that utilize video divided by total revenue in a given year.

[2] Represents the % implied growth between total LTM and NTM spend for yearly first purchase video cohorts.

24

Attractive Marketing ROI Unlocks Significant Growth Potential

Marketing Spend as % of Total Revenue[1]


Potential opportunity
~3x greater average revenue per customer
(vs. ~$356 for SSTK)
+4% higher 1H'21 Adj. EBITDA margin[4]
(vs. ~29% for SSTK)
~6%
~12%
gettyimages
shutterstock

Additional 1% of marketing spend as a percentage of revenue drives estimated ~$60mm[2] of new revenue, or ~7%[3] incremental growth

HIGH VALUE CUSTOMERS…

…COMBINED WITH HIGHLY PROFITABLE REVENUE FLOW-THROUGH…

…PROVIDE FOR SIGNIFICANT VALUATION UPSIDE

Highly attractive upside for Getty Images at the "turn of a dial" driven by compelling unit economics

Source: Company filings and company information.
[1] Based on 2020 financials.
[2] Illustrative revenue opportunity based on unit economics of 1H'21 CAC of ~$105 and $685 average revenue per customer in year 3, based on cohorts for FY 2015 – FY 2020.
[3] Illustrative revenue growth figure shown based on an additional 1% of incremental marketing spend vs. LTM 1H'21 revenue base.
[4] Please see appendix for a reconciliation of non-GAAP measures.

25

26 Vast Opportunity to Increase Penetration Across High Growth Markets Strong brand reputation, existing content and technology capabilities and marketing focus underpin future growth potential in Rest of World markets North America : 54% $437mm Europe : 32% $256mm Rest of World : 12% Indirect : 3% $22mm Source: Company Information and Shutterstock financials. Note: Percentages may not add up to 100% due to rounding. 1 Based on 2020 revenue. Getty Images revenue excludes discontinued products. Please see appendix for a reconciliation of non - GAA P measures. North America: 36% $237mm Europe: 33% $221mm Rest of World: … Rest of World: 31% $209mm Rest of World: 12% $96mm Significant opportunity to focus sales and marketing spend to capture share of rapidly expanding RoW wallet Total revenue: $667mm 1 Total revenue: $810mm 1

Unsplash M&A Case Study

Unsplash is an established platform with scaled global traffic and API platform integrations

Enterprise
gettyimages

SMBs
iStock. by Getty Images

Long-tail consumers
Unsplash

Extensive content catalogue targeting **the long tail consumer**

Monetize traffic through advertising

Expedite monetization through affiliate integration with iStock and free site API integrations

Launch Unsplash-branded **nano-priced subscription**

Leverage **attractive geographic mix**



1.8bn+ Site Downloads
27mm+ Monthly Users
16k+ Integrations Into Platforms and Workflows
~1.6mm Searchable Photos
260k+ Contributors
58% '18 – '20 Traffic Growth CAGR
60% '18 – '20 Downloads CAGR
~50% Traffic from Developed Economies[1]

Note: Data for Unsplash as of Q2 2021, unless otherwise noted.
[1] Markets include US, Canada, UK, Western Europe, Australia, Japan, China.

27

28 Significant Opportunities for Partnerships and Acquisitions Getty Images is Technology and Data - Driven Proprietary data driving search capabilities Scaled content sources Rich metadata, AI and computer vision capabilities Leverage Sponsor’s experience in data, analytics and insights Partnership M&A • Ability to leverage platform to efficiently execute content partnerships and acquisitions within core market segments • Owner of scaled usage data with ability to provide customer insights and drive new value • Owner of structured metadata and owned / exclusive image library to create unique AI / ML / computer vision opportunity • Owner of broad copyright / intellectual property via archive and owned coverage and existing partners creates potential NFT opportunity • Ability to leverage brand, content and customer base to execute acquisitions in adjacent markets Expand Content and Rights Market and Geographic Expansion New Products and Capabilities (e.g., NFTs , etc.) Data & Analytics 28

29 Financial Overview 4 29

30 30 Financial Highlights Highly Durable, Recurring Subscription Base with Strong Retention Rates 1 2 3 4 Sustainable Long - Term Financial Algorithm and Ability to Further De - lever Strong Margins and FCF Conversion Favorable Operating Metrics as Compared to Key Industry Peers and Competitors 5 Resilient, Diversified Business Mix and Flexible Cost Structure Enables Ability to Navigate Varying Economic Conditions

31 459 503 516 532 599 276 296 294 266 296 14 16 13 13 15 $955 $749 $815 $823 $810 $910 $980 FY17A FY18A FY19A FY20A FY21E FY22E Creative Editorial Other 1% (1%) 12% % Growth: Revenue 6% Note: All figures exclude discontinued products . Please see appendix for a reconciliation of non - GAAP measures. 1 FY 2021E – FY 2022E revenue growth rate and FY 2017 – FY 2022E Revenue and Gross Profit CAGRs based on the midpoint of FY 2022E guidance range. % Subscription: 9% $688 $532 $583 $585 $586 $661 $706 71.0% 71.6% 71.1% 72.3% 72.6% 72.0% FY17E FY18A FY19A FY20A FY21E FY22E % margin Gross Profit 39% 44% 46% 45% 36% 3% 31 1 ($ in millions) ($ in millions) Summary Financial Overview 46% Strong average annual growth despite COVID effect on Editorial

32 $256 $110 $162 $197 $224 $240 $264 FY17A FY18A FY19A FY20A FY21E FY22E Note: Please see appendix for a reconciliation of non - GAAP measures. 1 Adj. EBITDA is defined as public company adjusted for non - recurring and discontinued items. Adj. EBITDA margin based on revenue excluding discontinued products. 2 FY 2017 – FY 2022E CAGRs based on the midpoint of FY 2022E guidance range. 3 FY 2022E Adj. EBITDA includes ~$9 million of public company costs (BOD, D&O, additional headcount and audit and professional fees). 4 Free Cash Flow is defined as Adj. EBITDA – Recurring Capex. 5 % Conversion is defined as Free Cash Flow / Adj. EBITDA. 6 Includes one - time time capex items of ~$7 million related to Salesforce Implementation and Platform Unification in 2017, and ~$ 4 million related to Cloud Migration in 2018. 7 Based on recurring capex divided by revenue excluding discontinued products. Adj. EBITDA 1 Free Cash Flow 4 83.3% 82.2% 81.2% 76.9% 65.6% % Conversion 5: 3 32 7 ($ in millions) ($ in millions) Summary Financial Overview (Cont’d) $44.9 $51.8 $ 45.5 $52.4 $64.3 $55.1 5.5% 5.7% 5.5% 6.0% 7.7% 5.7% Capex 6 : Capex % of revenue 7 : $310 $167 $211 $243 $269 $292 $320 22% 26% 30% 33% 32% 33% FY17A FY18A FY19A FY20A FY21E FY22E % margin 82.5%

33 0.5% 7.4% 4.3% 3.8% 3.2% 4.8% 14.4% CAGR 2017 - 2019 YTD Q3'19 vs. YTD Q3'21 Impact of Excluding COVID Affected Products Impact of Excluding Discontinued Products Reported Growth is Accelerating Creative has accelerated from 6% to 15% growth, driven by simplicity of RF Stills and growth in Video Adjusting for COVID impacted products, Editorial growth has strengthened Overall company growth has tripled 1 % growth excluding discontinued products. 2 % growth excluding COVID impacted products. 3 % growth excluding discontinued products and COVID impact . - 0.8% 9.4% 6.8% 5.4% 6.0% 14.8% CAGR 2017 - 2019 YTD Q3'19 vs. YTD Q3'21 Reported Impact of Excluding Discontinued Products 3.5% 8.9% 3.2% 12.4% CAGR 2017 - 2019 YTD Q3'19 vs. YTD Q3'21 Reported Impact of Excluding COVID Affected Products 1 1 2 3 3 Impact driven primarily by reduction in sporting and entertainment events Accelerated New Customer Growth Optimized Sales Organization Fully Transitioned to Royalty Free Creative Model Full Complement of Subscription Offerings Introduction of Custom Content Eliminated Go - forward Drag from Discontinued / Legacy Products 33 Creative Revenue Growth Editorial Revenue Growth Total Company Revenue Growth

Differentiated on Business and Performance

	gettyimages		shutterstock
Organic Revenue Growth[1]	14.2%	>	12.6%
% Subscription Revenue	45%	>	42%
Average Revenue Per Customer[2]	~$1,117	>	~$361
Adj. EBITDA Margin[3]	33%	>	27%
Premium Content Partners	50+	>	<10
Exclusive Contributors	79k+	>	--



Source: Company Management, Public filings.
Note: Data as of Q3 YTD, unless otherwise noted.
[1] Getty Images' growth is adjusted for discontinued product impacts and the acquisition of Unsplash; Getty Images' reported revenue growth was 14.2%; Shutterstock's reported growth was 16.9% which included 4.2% for its Turbosquid and PicMonkey acquisitions; [2] Getty Images' calculation is based on direct booked revenue (LTM 09/30) divided by number of purchasing customers; [3] Adj. EBITDA is a non-GAAP financial measure and is defined as public company adjusted for non-recurring and discontinued items. Adj. EBITDA margin based on revenue excluding discontinued products. Please see appendix for a reconciliation of non-GAAP measures.

34

35 656 688 672 715 766 FY17A FY18A FY19A FY20A LTM Q3'21A Total Purchasing Customers 1 Total Active Annual Subscribers 2 LTM Annual Subscriber Revenue Retention Rate 3 30 45 53 59 70 FY17A FY18A FY19A FY20A LTM Q3'21A 98.7% 101.3% 97.5% 87.9% 102.3% FY17A FY18A FY19A FY20A LTM Q3'21A 1 Based on booked revenue. Excludes Latam , Turkey and Israel. 2 Excludes Brazil, Latam , Turkey, Israel and Indirect. Thinkstock is included for periods prior to 2019. 3 Annual subscriber includes customers on iStock Annuals, Premium Access, Editorial Subscription, MMS and Custom Content. Excludes Brazil, Latin America, Turkey, Indirect and U U. Excludes Thinkstock and RM ALC. (in thousands) ( in thousands) COVID Impacted Annual Paid Download Volume 57 68 84 83 87 FY17A FY18A FY19A FY20A LTM Q3'21A (in millions) 35 Getty Images Excels Across Key Performance Indicators

36 1 Attachment is calculated as % of downloaders who downloaded video from all offerings (inclusive of subscription and non - subscrip tion products). Getty Images Excels Across Key Performance Indicators (Cont’d) 322 362 400 426 450 FY17A FY18A FY19A FY20A LTM Q3'21A Image Collection Video Collection 7 9 12 17 19 FY17A FY18A FY19A FY20A LTM Q3'21A Video Attachment Rate 1 7.9% 9.2% 10.3% 10.9% 12.1% FY17A FY18A FY19A FY20A LTM Q3'21A (in millions) (in millions)

Getty Images has a Predictable and Adaptable Financial Model

~45%[1] of subscription revenue with a global customer success sales team dedicated to maintaining and upselling renewals

1. Consistently strong revenue retention rates across both subscription and non-subscription products
2. Accelerating new customer growth driven by efficient and nimble marketing deployment
3. Stable high gross margins with steady and scalable cost base
4. Proven history of navigating periods of economic downturn and mitigating negative revenue impacts via disciplined cost management gettyimages

[1] As of 1H'21.

37

38 Getty Images has a Long - Term Financial Algorithm to Drive Value Long - Term Organic Growth Model Revenue Growth Adj. EBITDA Growth Adj. EBITDA Margin Capex as a % of Revenue 5% - 7%+ 8% - 11% Mid 30%’s 5.5% - 6% Adj. Gross Profit Margin Low 70%’s Additional Potential Upside from Acquisitions and New Products / Capabilities Across the Creative Economy (e.g., NFTs, Data) 38 “Odd - Even” Year Growth Cycle: $10m - $12m of incremental revenue during even years as growth is impacted by benefit from US election cycle and sporting events (Olympics, World Cup, etc.) Note: Change in NWC is not material.

Capital Structure and Cash Flow Priorities

Levered Pre-Tax Free Cash Flow[1]

($ in millions)



$11
$47
$76
$117
$151
$200+
FY17A
FY18A
FY19A
FY20A
FY21E
Pro Forma

Pro forma[5] for this transaction, including debt paydown & repricing / refinancing, we expect $200mm+ in Levered Pre-Tax FCF, representing a ~$55mm uplift

Target Net Debt / Adj. EBITDA[4]



~3.2x[2 3]
~2.5x – 3.0x
Pro Forma
Target

Expect to be within target leverage range within 24 months[6]

Priorities for Cash Flow Spend

- Investment in Marketing to Drive Growth
- Investment in Data Capabilities and Technology to Drive Product Innovation
- Opportunistically Evaluate M&A
- Balance Capital Structure and Shareholder Return

[1] Levered Pre-Tax Free Cash Flow is defined as Adj. EBITDA less capital expenditures, interest and other adjustments.
[2] Based on proposed transaction structure, reflecting estimates for 3/31/2022.
[3] Based on midpoint of guidance range for FY 2022E Adj. EBITDA.
[4] Please see appendix for a reconciliation of non-GAAP measures. Pro forma net leverage ratio may vary depending on redemption levels and cash availability.
[5] Assumes a full year of interest expense savings after de-levering to 3.2x.
[6] Expectation based on long term organic growth model, using excess cash flow to pay down debt.

39

4 Valuation Overview 40 40 5

Getty Images Comparable Universe Framework

Getty Images is positioned at the intersection of the creative and information economies

			Creative (~66%[1])			Editorial (~33%[1])
			Creative Economy			Information Economy
	gettyimages	shutterstock	SMB Marketplaces: Etsy, GoDaddy, fiverr., upwork	Creative Tools: Adobe, AVID, WiX, SQUARESPACE	IP Monetization: UNIVERSAL MUSIC GROUP, WARNER MUSIC GROUP	Digital Content: The New York Times
Comparability						
Valuation (2022E)	EV/ Revenue: 5.0x[2] EV/ Adj. EBITDA: 15.2x[2]	EV/ Revenue: 4.9x EV/ Adj. EBITDA: 19.8x	Group Median: EV/ Revenue: 10.5x EV/ Adj. EBITDA: 30.2x[3]	Group Median: EV/ Revenue: 5.7x EV/ Adj. EBITDA: 36.7x	Group Median: EV/ Revenue: 4.6x EV/ Adj. EBITDA: 21.3x	EV/ Revenue: 3.1x EV/ Adj. EBITDA: 19.4x



Source: Company filings, Wall Street Research and FactSet as of 12/8/2021. [1] Represents percent of FY 2020 revenue excluding discontinued products. percentages do not add up to 100% due to rounding and Other Revenue, which accounts for ~2% of total revenue excluding discontinued products, and which is not shown above. [2] Getty Images enterprise value includes rollover vested options on a post-exercise basis, assuming net exercise at a $10.00 share price. Does not include unvested rollover options. FY 2022E Revenue and Adj. EBITDA based on midpoint of guidance. FY 2022E Adj. EBITDA includes ~$9mm of public company costs (BOD, D&O, additional headcount and audit and professional fees). Please see appendix for a reconciliation of non-GAAP measures. [3] Adj. EBITDA multiples only use margin positive businesses in the calculation, and multiples less than 70.0x.

41

6 Appendix 42 42

43 Source: Company filings. Revenue figures exclude discontinued products. Adj. EBITDA is a non - GAAP financial measure and is defined as public company adjusted for non - recurring and discontinued items. Adj. EBITDA margin based on revenue excluding discontinued products. Please see appendix for a reconciliation of non - GAAP measures. 1.8% 13.7% 45.1% 46.0% 46.6% $203 $206 $235 Q3 '19 Q3 '20 Q3 '21 23.1% 4.3% 30.5% 36.9% 33.8% % YoY growth % margin % YoY growth % subscription $62 $76 $79 Q3 '19 Q3 '20 Q3 '21 Q3 at a Glance Revenue Adj. EBITDA Commentary % Growth vs Q3 ’19 (pre - COVID): 15.8% % Growth vs Q3 ’19 (pre - COVID): 28.4% ● Q3 2021 was the largest reported revenue quarter in Getty Images' history ● Revenues grew across all geographies and products ● % subscription increased to 46.6% ● Delta between revenue and EBITDA growth driven by: ̶ Challenging year - on - year comparison given reduced cost structure as the company navigated COVID in 2020 (Q3 2020 included salary reductions and bonus elimination actions which were reversed in Q4 2020) ̶ Higher projected bonus / commissions payout in 2021 due to strong financial performance ($ in millions) ($ in millions)

44 Source: Company filings. Note. All figures are adjusted and exclude discontinued products. Video revenue embedded under both Creative and Editorial. Excludes Other revenue ($4.2mm). $126 $136 $147 Q3 '19 Q3 '20 Q3 '21 $73 $68 $83 Q3 '19 Q3 '20 Q3 '21 Strong Growth in Creative & Editorial 7.6% 8.3% 42.6% 42.2% 42.9% % YoY growth (7.5%) 23.4% 49.9% 53.8% 53.6% % YoY growth % subscription % Growth vs Q3 ’19 (pre - COVID): 16.5% % Growth vs Q3 ’19 (pre - COVID): 14.2% % subscription ($ in millions) ($ in millions) Creative 63 % of Revenue Editorial 35 % of Revenue

Getty Images' YoY Revenue Growth Outpaced SSTK's for Sep'21 YTD



Getty Images
Shutterstock
14.2%
0.6%
Discontinued Impact
14.9%
(0.7)%
14.2%
16.9%
(4.2)%
12.6%
Total Reported Growth
Rights Managed
Normalized Reported Growth
Acquisition
Total Organic Growth
Total Reported Growth
Acquisitions
Total Organic Growth

Note: Normalized YoY Growth: Getty Images' growth is adjusted for COVID and discontinued product impacts; Acquisitions include PicMonkey and Turbosquid for Shutterstock and Unsplash for Getty Images. Shutterstock reported the combined impact in their Q3'21 10Q. Figures may not add up to totals due to rounding.

45

46 Illustrative Benchmarking Analysis Source: Company filings and FactSet as of 12/8/2021. Note: Growth rates over 100% are not considered meaningful . Getty Images FY 2022E Revenue and Adj. EBITDA based on midpoint of guidance. FY 2022E Adj. EBITDA includes ~$9mm of public company costs (BOD, D&O, additional headcount and audit and professional fees ). 1 Please see appendix for a reconciliation of non - GAAP measures. 2 CY2021E – CY2022E Growth rate excludes incremental public company costs in 2022E relative to 2021E for comparability. 6.3% 8.3% 19.4% 10.7% 25.6% 24.9% 15.3% 8.9% 20.5% 19.3% 9.5% 10.5% 7.4% 32.6% 25.0% 28.6% 23.6% 10.1% 6.3% 49.5% 20.1% 9.1% 14.4% 22.7% 20.6% 16.0% CY2021E – CY2022E Revenue growth CY2022E Adj. EBITDA Margin SMB Marketplaces Creative Tools IP Monetization Median: 22.1% Median: 17.3% Median : 10.0% Median: 16.9% Median: 17.3% Median: 21.7% Information Economy Creative Economy 46 9.6% 10.7% 16.7% 19.9% NM NM 14.1% 17.6% NM 16.6% 13.5% 14.1% 10.3% CY2021E – CY2022E Adj. EBITDA G rowth Median: 18.3% Median: 16.6% Median: 13.8% 1 1 2

47 Illustrative Benchmarking Analysis (Cont’d) 5.0x 4.9x 12.8x 3.7x 14.5x 8.2x 17.0x 3.9x 5.8x 5.6x 5.0x 4.2x 3.1x 15.2x 19.8x 44.7x 15.6x NM NM 34.4x 19.4x 64.0x 38.9x 22.2x 20.3x 19.4x ($ in billions) Enterprise Value Source: Company filings and FactSet as of 12/8/2021 . Note: Multiples over 70.0x are not considered meaningful. Note: Getty Images FY 2022E Revenue and Adj. EBITDA based on midpoint of guidance. FY 2022E Adj. EBITDA includes ~$9mm of public company costs (BOD, D&O, additional headcount and audit and professional fees). 1 Getty Images enterprise value includes rollover vested options on a post - exercise basis, assuming net exercise at a $10.00 share price . Does not include unvested rollover options. 2 Please see appendix for a reconciliation of non - GAAP measures . EV / CY2022E Revenue EV / CY2022E Adj. EBITDA SMB Marketplaces Creative Tools Information Economy Creative Economy IP Monetization Median: 10.5x Median: 5.7x Median: 4.6x Median: 30.2 x Median: 36.7x Median: 21.3x 47 2 $4.8 $4.1 $35.1 $15.4 $5.4 $5.1 $313.5 $1.7 $9.0 $5.2 $52.1 $25.2 $6.9 1

GAAP vs. Non-GAAP Reconciliation

	($ in millions)	Historical				Projections	
		Fiscal Year,				Fiscal Year,	
		2017A	2018A	2019A	2020A	2021E	2022E
Revenue	Revenue, Reported	$838	$868	$846	$814	$910	$955-$980
	(-) Discontinued Products[1]	(89)	(53)	(24)	(3)	(0)	-
	Revenue (Excl. Discontinued Products)	**$749**	**$815**	**$823**	**$810**	**$910**	**$955-$980**
Gross Profit	Gross Profit, Reported	$597	$621	$601	$588	$661	$688-$706
	(-) Discontinued Products[1]	(65)	(38)	(16)	(2)	0	-
	Gross Profit (Excl. Discontinued Products)	**$532**	**$583**	**$585**	**$586**	**$661**	**$688-$706**
	% Revenue (Excl. Discontinued Products)	*71.0%*	*71.6%*	*71.1%*	*72.3%*	*72.6%*	*72.0%*
Adj. EBITDA	Net Income / (Loss), Reported	($109)	($57)	($51)	($39)		
	(+) D&A	212	119	106	99		
	(+) Interest Expense, net	142	142	135	125		
	(+/-) Income Tax Expense / (Benefit)	(36)	19	26	10		
	EBITDA, Reported	**$208**	**$223**	**$217**	**$195**		
	(+) Equity-Based Compensation	13	10	8	8		
	(+) Restructuring Costs	10	17	7	9		
	(+) Gain on Debt Ext. & Modification Expenses	-	-	7	1		
	(+) Non-Recurring Operating Expenses[2]	6	5	1	0		
	(+/-) FX Gains/Losses and Other Expenses[3]	(6)	(6)	19	59		
	(-) Discontinued Products[1]	(65)	(38)	(16)	(2)		
	Adj. EBITDA[4]	**$167**	**$211**	**$243**	**$269**	**$292**	**$310-$320**
	% Revenue (Excl. Discontinued Products)	*22.3%*	*25.8%*	*29.5%*	*33.2%*	*32.1%*	*32-34%*

[1] Represents the removal of the historical revenue and gross margin for discontinued products (e.g., Rights Managed, Thinkstock, Unauthorized Use).
[2] Non-recurring expense related to the impairment of long-lived assets, accretion on leases, legal claim settlements and income / loss from equity investments.
[3] Includes Gain/Losses on FX Currency, Gain/Losses on FV of Hedge Derivatives and Interest Income from Investments.
[4] FY 2022E Adj. EBITDA includes ~$9mm of public company costs including BOD, D&O, additional headcount and audit and professional fees.

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GAAP vs. Non-GAAP Reconciliation (Cont'd)

	($ in mm)	Q3 2019	Q3 2020	Q3 2021
Revenue	Revenue, Reported	$209	$207	$235
	(-) Discontinued Products [1]	(7)	(1)	(0)
	Revenue (Excl. Discontinued Products)	**$203**	**$206**	**$235**
Gross Profit	Gross Profit, Reported	$148	$151	$172
	(-) Discontinued Products [1]	(4)	(1)	0
	Gross Profit (Excl. Discontinued Products)	**$144**	**$150**	**$172**
	% Revenue (Excl. Discontinued Products)	*71.0%*	*72.8%*	*73.3%*
Adj. EBITDA	Net Income / (Loss), Reported	($18)	($17)	$31
	(+) D&A	26	25	25
	(+) Interest Expense, net	35	31	31
	(+/-) Income Tax Expense / (Benefit)	34	15	8
	EBITDA, Reported	**$77**	**$54**	**$96**
	(+) Equity-Based Compensation	2	2	2
	(+) Restructuring Costs	2	1	(0)
	(+) Gain on Debt Ext. & Modification Expenses	-	-	-
	(+) Non-Recurring Operating Expenses [2]	1	(0)	0
	(+/-) FX Gains/Losses and Other Expenses [3]	(17)	20	(18)
	(-) Discontinued Products [1]	(4)	(1)	0
	Adj. EBITDA	**$62**	**$76**	**$79**
	% Revenue (Excl. Discontinued Products)	*30.5%*	*36.9%*	*33.8%*

[1] Represents the removal of the historical revenue and gross margin for discontinued products (e.g., Rights managed, Thinkstock, and Unauthorized Use).
[2] Non-recurring expense related to the impairment of long-lived assets, accretion on leases, legal claim settlements and income / loss from equity investments.
[3] Includes Gain/Losses on FX Currency, Gain/Losses on FV of Hedge Derivatives, and Interest Income from Investments.

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50 • Produce and provide authentic visuals that represent diversity of thought, background and perspective • Preserve and promote historic content of under - represented communities, such as through the HBCU preservation project • Investments to combat algorithmic bias • Carbon efficient customer solution through reduced travel and in - market resources • Investment in sustained environmental coverage across climate, wildfires, deforestation, species impacts and corresponding political and social impacts • Leadership team with a combined nearly 300 years experience and >150+ years of tenure at Getty Images • Frequent, strict reporting requirements due to existing debt securities Environmental Social Governance Environmental, Social and Governance Considerations

Risk Factors

The risks presented below are certain of the general risks related to the business, industry and ownership structure of Griffey Global Holdings, Inc. and its subsidiaries (collectively, the "Company") and are not exhaustive. The list below is qualified in its entirety by disclosures contained in future filings by the Company, its affiliates or by third parties with the United States Securities and Exchange Commission ("SEC"). These risks speak only as of the date of the presentation, and neither the Company nor CC Neuberger Principal Holdings II undertake any obligation to update the disclosures contained herein. The risks highlighted in future filings with the SEC may differ significantly from and will be more extensive than those presented below. Additional risks related to the Company in connection with and following the consummation of the Business Combination are described above under "Forward Looking Statements" and elsewhere under "Disclaimer". In making any investment decision, you should rely solely upon independent investigations made by you. You acknowledge that you are not relying upon, and have not relied upon, any of the following summary of risks or any other statement, representation or warranty made by any person, firm or corporation, other than the statements, representations and warranties of the Company and CC Neuberger Principal Holdings II explicitly contained in any subscription agreement you enter into in connection with the contemplated investment. You acknowledge that you have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, and you have sought such accounting, legal and tax advice as you have considered necessary to make an informed investment decision.

Risks Related to the COVID-19 Pandemic

- The effect of the COVID-19 pandemic on our operations, and the operations of our customers, partners and suppliers, could have a material adverse effect on our business, financial condition, cash flows and results of operations.
- The impact of worldwide economic, political and social conditions may adversely affect our business and operating results.

Operational Risks Relating to Our Business

- Our business depends in large part on our ability to attract new and retain existing and repeat customers.
- We may be unable to offer relevant quality and diversity of content to satisfy customer needs, including continued licensing of content owned by third parties, which may become unavailable to us on commercially reasonable terms or may not be available at all.
- Our business is highly competitive, and we face intense competition from a number of companies, which could reduce our revenues, margins and operating results.
- We may be unsuccessful in executing our business strategy.
- In order to continue to attract large corporate customers, we may encounter greater pricing pressure, and increased service, indemnification and working capital requirements, each of which could increase our costs and harm our business and operating results.
- Failure to achieve our projected cost savings could adversely affect our results of operations and eliminate potential funding for growth.
- We may lose the right to use "Getty Images" trademarks in the event we experience a change of control or otherwise exceed the permitted usage of this trademark.
- We operate in new and rapidly changing markets, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
- Expansion of our operations into new products, services and technologies, including content categories, is inherently risky and may subject us to additional business, legal, financial and competitive risks.
- The manner in which our customers' industries change could adversely affect our future revenues and limit our future growth prospects.
- We rely on third parties to drive traffic to our website, and these providers may change their search engine algorithms or pricing in ways that could negatively affect our business, results of operations, financial condition and prospects.
- Our operation in and continued expansion into international markets is important for our business. As we continue to expand internationally, we face additional business, political, regulatory, operational, financial and economic risks, any of which could increase our costs or otherwise limit our growth.
- Unless we increase customer and supplier awareness of certain of our new and emerging products and services, our revenue may not continue to grow.
- Our revenue and profitability may vary based on the mix of and basis upon which we license our content.
- The impact of currency fluctuations could adversely and materially affect our business and results of operations.
- We may be unable to adequately maintain, adapt and upgrade our websites and technology systems to ingest and deliver higher quantities of new content and allow existing and new customers to successfully search for our content.
- We may not be able to continue the growth of our business at rates reflective of our historical growth rates or at all.
- We may not meet our growth objectives and strategies, which may impact our competitiveness and results of operations.
- We may not be successful in acquiring or integrating new content and product lines.

Risks Relating to Personnel

- The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into our company could affect our ability to successfully grow our business.
- We may be exposed to risks related to our use of independent contractors.

Risks Related to Technology, Privacy and Intellectual Property

- Technological interruptions have occurred in the past and could occur in the future, and these interruptions that impair access to our websites or the efficiency of our websites and technology systems could damage our reputation and brand and adversely affect our results of operations.
- Our failure to protect the proprietary information of our customers and our networks against security breaches could damage our reputation and expose us to liability and protracted and costly litigation.
- Our business and prospects would suffer if we are unable to protect and enforce our intellectual property rights.
- Our products and services may infringe on intellectual property rights of third parties, which could require us to incur substantial costs and distract our management.

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Risk Factors (Cont'd)

Risks Relating to Legal and Regulatory Matters

- An increase in government regulation of the industries and markets in which we operate, including with respect to the internet and e-commerce, could have a negative impact on our business.
- Our operations may expose us to greater than anticipated income and transaction tax liabilities that could harm our financial condition and results of operations.
- We collect, store, process, transmit and use personally identifiable information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, information security and data protection in many jurisdictions .Any cybersecurity breaches or our actual or perceived failure to comply with such legal obligations by us, our third-party service providers or our partners, could harm our business.
- We are subject to payments-related risks that may result in higher operating costs or the inability to process payments, either of which could harm our financial condition and results of operations.
- If our goodwill or other intangible assets become impaired, we may be required to record a significant charge to earnings.
- Our ability to obtain additional capital on commercially reasonable terms may be limited.
- We are currently subject to various litigation matters, the unfavorable outcomes of which might have a material adverse effect on our financial condition, operating results and cash flow.

Risks Related to CC Neuberger Principal Holdings II's Securities

- If the Business Combination's benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of CC Neuberger Principal Holdings II's securities may decline after the closing of the Business Combination.
- An active trading market for CC Neuberger Principal Holdings II's Class A ordinary shares may not be available on a consistent basis to provide shareholders with adequate liquidity. The share price may be extremely volatile, and shareholders could lose a significant part of their investment.
- CC Neuberger Principal Holdings II's Class A ordinary shares may fail to meet the continued listing standards of The New York Stock Exchange ("NYSE"), and additional shares may not be approved for listing on NYSE.
- Because the Company has no current plans to pay cash dividends for the foreseeable future, you may not receive any return on investment unless you sell your shares for a price greater than that which you paid for them.
- If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding the Company's securities adversely, the price and trading volume of the Company's securities could decline.

Risks Related to CC Neuberger Principal Holdings II and the Business Combination

- The combined company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
- The Post-Combination Company's management team will have limited experience managing a public company.
- CC Neuberger Principal Holdings II Sponsor LLC ("Sponsor") and each of CC Neuberger Principal Holdings II's officers and directors agreed to vote in favor of the Business Combination, regardless of how CC Neuberger Principal Holdings II's other shareholders vote.
- Since the Sponsor and CC Neuberger Principal Holdings II's directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of CC Neuberger Principal Holdings II's other shareholders, a conflict of interest may exist in determining whether the Business Combination with the Company is appropriate as CC Neuberger Principal Holdings II's initial business combination. Such interests include that the Sponsor and CC Neuberger Principal Holdings II's directors and executive officers, may lose their entire investment if a business combination is not completed, and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the proposed Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate CC Neuberger Principal Holdings II.
- The ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of key personnel, some of whom may be from CC Neuberger Principal Holdings II and the Company, and some of whom may join the Post-Combination Company following the initial Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of the post-combination business.
- CC Neuberger Principal Holdings II and the Company expect to incur significant transaction costs in connection with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for corporate purposes by CC Neuberger Principal Holdings II if the Business Combinations not completed.
- As a private company, the Company has not been required to document and test its internal controls over financial reporting, nor has management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. As such, the Post-Combination Company may identify material weaknesses in its internal control over financial reporting which could lead to errors in the Post-Combination Company's financial reporting, which could adversely affect the Post-Combination Company's business and the market price of the Post-Combination Company's securities.
- The ability of CC Neuberger Principal Holdings II's shareholders to exercise redemption rights with respect to a large number of outstanding CC Neuberger Principal Holdings II Class A ordinary shares could increase the probability that the Business Combination would be unsuccessful.
- CC Neuberger Principal Holdings II is not required to obtain an opinion from an independent accounting or investment banking firm, and consequently, CC Neuberger Principal Holdings II's shareholders may have no assurance from an independent source that the price CC Neuberger Principal Holdings II is paying for the business is fair to CC Neuberger Principal Holdings II's shareholders from a financial point of view. The CC Neuberger Principal Holdings II board has not obtained (as of the date of this presentation) a third-party valuation or financial opinion in determining whether to proceed with the Business Combination, and may not obtain such a valuation or opinion.
- The Company's operating and financial forecasts, which were presented to the CC Neuberger Principal Holdings II Board of Directors, may not prove accurate.
- The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
- Past performance by CC Neuberger Principal Holdings II, including its management team and affiliates, may not be indicative of future performance of an investment in CC Neuberger Principal Holdings II or the Post-Combination Company.

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